As filed with the Securities and Exchange Commission on June 25, 2009
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RHI ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-4614616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1325 Avenue of the Americas, 21st Floor
New York, NY 10019
(212) 977-9001
(Address, including zip code, of principal executive offices)

AMENDED AND RESTATED RHI ENTERTAINMENT, INC.
2008 INCENTIVE AWARD PLAN
(Full title of the plan)

Henry S. Hoberman
Executive Vice President, General Counsel and Secretary
RHI Entertainment, Inc.
1325 Avenue of the Americas, 21st Floor
New York, New York 10019
(212) 977-9001
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
Bradd L. Williamson, Esq.
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered(1)	offering price per share (2)	aggregate offering price	registration fee
Common Stock, par value $0.01 per share	1,500,000	$3.16; $3.52	$5,271,646.56	$294.16

(1)	Represents the number of additional shares of common stock of RHI Entertainment, Inc. reserved for issuance pursuant to the Amended and Restated RHI Entertainment, Inc. 2008 Incentive Award Plan, as approved by the stockholders of RHI Entertainment, Inc. on May 12, 2009. Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of securities registered on the Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon (a) the exercise price per share ($3.16) of outstanding options to purchase 23,204 shares of Common Stock and (b) for the remaining 1,476,796 shares of Common Stock, the average of the high and low prices per share of Common Stock as reported on the NASDAQ Global Market on June 19, 2009 ($3.52).

EXPLANATORY NOTE
     On December 9, 2008, RHI Entertainment, Inc., a Delaware corporation (the “Company”), registered 2,240,000 shares of its common stock, par value $0.01 per share (“Common Stock”), to be offered or sold to participants under the Company’s RHI Entertainment, Inc. 2008 Incentive Award Plan (the “Plan”) pursuant to the Registration Statement on Form S-8 (File No. 333-156030). On May 12, 2009, the Company’s shareholders approved an amendment to the Plan to increase the number of shares available for issuance under the Plan by 1,500,000 shares of Common Stock. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 (Registration of Additional Securities) in order to register an additional 1,500,000 shares of Common Stock which may be offered or sold to participants under the Amended and Restated RHI Entertainment, Inc. 2008 Incentive Award Plan.
INCORPORATION BY REFERENCE
     The contents of the Registration Statement on Form S-8 (File No. 333-156030) with respect to 2,240,000 shares of Common Stock are hereby incorporated by reference.
PART I
     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
A.	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 5, 2009.

B.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed on May 6, 2009.

C.	The Company’s Definitive Proxy Statement on Schedule 14A filed on April 15, 2009, including all material incorporated by reference therein.

D.	The Company’s Current Report on Form 8-K for the events dated February 9, 2009, March 5, 2009, May 6, 2009 and May 18, 2009.

E.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-146098) on September 14, 2007, as amended.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

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Item 8. Exhibits.
     A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 25, 2009.

RHI ENTERTAINMENT, INC.
By:	/s/ Robert A. Halmi, Jr.
Robert A. Halmi, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below authorizes Henry S. Hoberman as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s registration statement on Form S-8 relating to the common stock and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert A. Halmi, Jr. Robert A. Halmi, Jr.	President and Chief Executive Officer & Director (principal executive officer)	June 25, 2009

/s/ William J. Aliber William J. Aliber	Chief Financial Officer (principal financial and accounting officer)	June 25, 2009

/s/ Jeffrey Sagansky Jeffrey Sagansky	Chairman of the Board of Directors	June 25, 2009

/s/ Michael B. Goldberg Michael B. Goldberg	Director	June 25, 2009

/s/ J. Daniel Sullivan J. Daniel Sullivan	Director	June 25, 2009

/s/ Russel H. Givens, Jr. Russel H. Givens, Jr.	Director	June 25, 2009

/s/ Thomas M. Hudgins Thomas M. Hudgins	Director	June 25, 2009

/s/ Jeffrey Bloomberg Jeffrey Bloomberg	Director	June 25, 2009

INDEX TO EXHIBITS

Exhibit	Description
5.1	Opinion of Latham & Watkins LLP

23.1	Consent of KPMG LLP

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

99.1	Amended and Restated RHI Entertainment, Inc. 2008 Incentive Award Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement, filed on April 15, 2009)